December 5, 2024

S&T Bancorp, Inc.
800 Philadelphia Street
Indiana, Pennsylvania 15701

S&T Bancorp, Inc.
Registration Statement on Form S-3
We have acted as special counsel to S&T Bancorp, Inc., a Pennsylvania corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Company on the date of this opinion letter with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 1,000,000 shares (“Shares”) of the Company’s common stock, par value $2.50 per share (“Common Stock”), which may be issued under the S&T Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”). This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement or the Indentures (as defined below).
In connection with this opinion letter, we have examined the Registration Statement, including the exhibits being filed therewith and incorporated by reference therein. In addition, we have examined and relied upon the following
(i)    a certificate from the Secretary of the Company certifying as to (A) true and correct copies of the Amended and Restated Articles of Incorporation and Amended and Restated By-Laws of the Company and (B) resolutions of the Board of Directors of the Company with respect to the Registration Statement and the Plan;
(ii)    a certificate dated December 4, 2024 issued by the Department of State, Secretary of the Commonwealth of Pennsylvania, attesting to the corporate status of the Company in the Commonwealth of Pennsylvania; and
(iii)    originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.
For all purposes of the opinion expressed herein, we have assumed, without independent investigation, the following: (a) to the extent that we have reviewed and relied upon certificates of the Company or authorized representatives thereof and certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters; (b) all documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents; (c) the genuineness of all signatures; and (d) the Registration Statement will be effective under the Securities Act.

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that the Shares have been duly authorized and when the Shares have been issued and paid for as contemplated by the Registration Statement and the Prospectus and in accordance with and upon the terms of the Plan, such Shares will be validly issued, fully paid and non-assessable.
The opinion set forth above is limited to the laws of the Commonwealth of Pennsylvania, as in effect of the date hereof, and we do not express any opinion concerning any other law.
The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.
Very truly yours,

/s/ McGuireWoods LLP

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